Marshfield Associates
Bushido Capital Partners LLC
Yogi LLC

Code of Ethics/Insider Trading Policy
As of January 2014

I.           BACKGROUND:

The entities listed above (separately the “Adviser,” together the “Advisers”) are investment advisers registered under the Investment Adviser Act of 1940, as amended.  In such capacity, the Advisers acts in a fiduciary capacity to their clients, offering services related to the management of assets.  To assist us in the delivery of these services, the Advisers employ certain procedures, systems and established practices such as those outlined below.  Employees must demonstrate honesty and fairness in all dealings and must not take inappropriate advantage of the position that is provided as an employee of an Adviser or inappropriate actions that are contrary to Federal Securities Law.

This Code of Ethics (the “Code”) has been adopted by the Advisers as of the date listed above, and applies to all principals, officers and employees of the Advisers and any affiliated company.  The Code covers personal securities transactions by principals, officers, employees, members of their immediate families, person who resides with them, and relatives who are supported by them.  Each employee subject to this Code will be expected to come into compliance with it within thirty (30) days of their signature of acknowledgement on Appendix A.

These procedures are intended to provide specific rules of behavior regarding the manner by which employees of the Advisers may engage in trading of securities.  The objective is to insure that all investment opportunities are directed to our clients and not appropriated (whether intentionally or inadvertently) by employees of the Advisers. This Code will also be made part of each Adviser’s form ADV Part II, which, on an annual basis or as requested, will be made available to clients of each Adviser.

II.           POLICY:

A.           Definitions:

1)	Affiliated Company: The Adviser and any additional entities tied to the Adviser through ownership, contract, operating agreement or other form of defined business relationship.

2)
Access Person: An Access Person includes all (a) partners, officers, principals of the Adviser, and (b) employees of the Adviser who have access to non-public information regarding portfolio holdings of clients, or have access to non-public information regarding investment recommendations for clients.  Thus all employees are considered Access Persons, except individuals who are hired on a temporary basis with restricted access,..

3)
Beneficial Ownership:  Beneficial Ownership is interpreted in this Code in the same manner as it would be in determining whether a person is subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except that the determination of such ownership applies to all securities.  You should generally consider yourself the “beneficial owner” of any securities in which you have a direct or indirect pecuniary interest.

The term pecuniary interest under the Exchange Act is generally understood to mean having the opportunity to share, directly or indirectly, in any profit or loss on a transaction in securities.  The following are examples of a pecuniary interest in securities:

a.
Securities held by any member of your immediate family sharing the same household; however this presumption may be rebutted by convincing evidence that profits derived from transactions in these securities will not provide you with any financial benefit.

b.	Your interest as a general partner in securities held by a general or limited partnership

c.	Your interest as a manager-member in the securities held by a limited liability company.

You do NOT have a pecuniary interest in securities held by a corporation, partnership, limited liability company or any other entity in which you hold an equity interest unless you are a controlling shareholder or you have or share investment control over the securities held by the entity.

The following circumstances constitute a beneficial ownership in a trust:

a.	Your ownership of securities as a trustee where either you or members of your immediate family sharing the same household have a vested interest in the principal or income of the trust.

b.	Your ownership of a vested interest in a trust.

c.	Your status as a settler of a trust, unless the consent of all the beneficiaries is required for you to revoke the trust.

4)	Client Security: A security that is held in an Adviser’s managed client portfolios.

5)	Chief Compliance Officer (CCO): An employee designated by the Adviser to monitor and enforce compliance with these procedures and all applicable laws.

6)	Employees: An Employee includes all employees of the Adviser, whether or not such person is an Access Person.

7)
Immediate Family:  Any child, stepchild, grandchild, parent, step-parent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law and includes step and adoptive relationships.

8)	Investment Decision: The deliberation and subsequent execution of a purchase or sale of a security by an investment professional on behalf of clients of the Adviser.

9)
Key Employee:  A Key Employee includes (a) officers, principals, members or shareholders of the Advisers and (b) employees of the Advisers who play a significant role in research or marketing, are involved in making securities recommendations to clients, or recommend the Adviser or the Advisers’ products to potential clients or Financial Advisors.  Key Employees are subject to special trading restrictions under Section D(7) of this Policy. Refer to Appendix D for a complete list of Key Employees for each Adviser.

10)	Marshfield Core Product: The Marshfield Core Product is its value equity management offered through separate custodial client accounts.

11)	The Product: Funds managed by Bushido Capital Partners and Yogi Advisors

12)	Personal Account:

a)	An Employee’s own portfolio or security holdings;
b)	A portfolio in which an Employee has a beneficial interest and can influence investment decisions (see definition of beneficial interest, above);
c)	A portfolio or security holding of a member of the Employee’s household; or an account over which an Employee exercises investment discretion in a capacity other than as an Employee.

13)	Pre-Clearance Committee: Means those Employee(s) designated by management to pre-clear personal securities transactions.

14)	Reportable Securities: Are all securities, with the EXCEPTION of the following transaction and holdings:

a)	Direct obligations of the Government of the United States, its states and/or municipalities
b)	Money Market Instruments – bankers’ acceptance, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments.
c)	Shares of Money Market Funds
d)	Shares of other types of mutual funds or variable annuities, unless the Adviser or an affiliated company acts as the investment adviser or principal underwriter for the fund.
e)	Actions pursuant to an automatic investment plan
f)	Securities held in accounts over which the supervised person has no direct or indirect influence or control

The above exceptions are referred to as “exempt securities.”

B:           Compliance with Laws and Regulations:

It is unlawful for any affiliated person of or principal underwriter for a Mutual Fund, or any affiliated person of an investment adviser of or principal underwriter for a Mutual Fund, in connection with the purchase or sale, directly or indirectly, by the person of a security held or to be acquired by the Mutual Fund:

1.	To employ any device, scheme or artifice to defraud the Mutual Fund;

2.
To make any untrue statement of a material fact to the Mutual Fund or omit to state a material fact necessary in order to make the statements made to the Mutual Fund, in light of the circumstances under which they are made, not misleading;

3	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Mutual Fund; or

4	To engage in any manipulative practice with respect to the Mutual Fund.

C:           Reporting Requirements of Access Persons:

1)
It is the responsibility of each Employee to ensure that a particular securities transaction being considered for his/her Personal Account is not subject to a restriction contained in this Code or otherwise prohibited by any applicable laws.  Personal securities transactions for Employees may be effected only in accordance with the provisions of this Code.  Every Employee must give priority to the interest of the Advisers’ clients over his or her own interest in making a personal investment.

2)
No Employee may knowingly buy, sell or dispose in any manner, including by gift, a personal securities investment that would cause, or appear to cause, a conflict with the interest of the Advisers’ client.

3)	No Employee will use the influence of his or her position to obtain a personal trading advantage.

4)	An Access Person may not knowingly execute a transaction involving a Client Security without complying with the “Pre-Clearance of Investments” provision in the Procedures Section of the Code.

5)
In order to enable the Adviser to determine compliance with the Code, every Key Employee is required to maintain their security holdings at a firm designated custodian where Marshfield maintain client’s separately managed accounts.  Fidelity and RBC are currently the required custodians. All accounts held at Marshfield custodian(s) of choice, will undergo periodic spot-check, quarterly, and annual monitor by the CCO.   Key Employee who refuses to maintain accounts with the Advisers’ custodian(s) of choice will be considered to be in violation of the Advisers’ policy, unless prior approval has been obtained from the CCO.  Exceptions will be granted for accounts that hold exempt securities or the Key Employee does not have trading discretion.

6)	The following reports of Personal Accounts will be required of all Access Persons:

a.
Duplicate Copies of Broker’s Confirmations and Account Statements.  All Access Persons (with the exception of Key Employee) are required to direct their brokers or custodians or any persons managing the Access Person’s Personal Account to supply the CCO with (i) duplicate copies of one of the following: (1) trade confirmation, (2) monthly transaction report or (3) monthly account statement within 30 days after the end of the close of the calendar quarter and (ii) the Access Person must submit annual account statements within 45 days of year end.  An Access Person shall not be required to submit trade confirmations, monthly transaction reports or monthly account statements, or an annual holdings report for any Personal Account that meets the criteria for Exempt Security.  The transactions and holdings reported will be reviewed and compared against client transactions.  All Access Person are allowed to maintain security holdings at the Advisers’ custodian(s) of choice upon written notification to CCO.  Once the account is maintained with the Advisers’ custodian(s) of choice, the CCO will continue to monitor the accounts as previously mentioned. Access Person who maintains accounts at the Advisers’ custodian(s) of choice must file an Annual Holdings Reports. Each Access Person has an affirmative obligation to notify the CCO promptly if the Access Person opens any new account with a broker or custodian or moves an existing account to a different broker or custodian.

b.	Disclosure of Securities Holdings and Business Activities.
1.
Initial Holdings Report.  Each Access Person must provide an initial holdings report which includes the following information within ten (10) days of becoming an Access Person which information must be current as of a date no more than 45 days of becoming an Access Person:

•
The title, type of security, the exchange ticker symbol or CUSIP number (as applicable), number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

•	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and
o	The date that the report is submitted by the Access Person.

2.
Quarterly Transaction Reports. An Access Person need not make a quarterly transaction report if the report would duplicate information contained in broker trade confirmations or account statements so long as the confirmations or account statements are received by the Compliance Officer no later than thirty (30) days after the end of the applicable quarter.  No later than 30 days after the end of a calendar quarter, the following information must be provided:

A.	With respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect beneficial ownership:

•	The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;
•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
•	The price of the Covered Security at which the transaction was effected;
•	The name of the broker, dealer or bank with or through which the transaction was effected; and
•	The date that the report is submitted by the Access Person.

B.	With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:
•	The name of the broker, dealer or bank where the account is held;
•	The date the account was established; and
•	The date that the report is submitted by the Access Person.

C.
Annual Holdings Reports.  Each Access Person shall submit the information required above in Section 6 (b) (1) within 45 days of year end.  The information must be current as of a date no more than 45 days before the report is submitted.

c.
Preferential Treatment, Gifts and Entertainment.  No employee shall seek or accept favors, preferential treatment or any other personal benefit because of his or her association with the Advisers, except those usual and normal benefits directly provided by the Adviser.  No employee shall accept or offer any entertainment, gift or other personal benefit that may create or appears to create a conflict between the interests of such person and the Advisers.  Access person are prohibited from receiving any gift or other personal benefit of more than de minimis value from any person or entity that does business with or on behalf of the Advisers. In addition, Access person are prohibited from giving or offering any gift or other personal benefit of more than a de minimis value to any person or entity who is an existing or prospective client or any person that does business with or on behalf of the Adviser and shall be absolutely prohibited from giving or offering any gift or other personal benefit to any client or prospective client that is a governmental entity or official thereof or official of any governmental entity investment, retirement or pension fund.  For purposes of this Code, de minimis is defined as reasonable and customary business entertainment, such as an occasional dinner, a ticket to a sporting event or the theater, or comparable entertainment which is neither so frequent nor so extensive as to raise any question of propriety. Any questions regarding the receipt of any gift or other personal benefit should be directed to the Chief Compliance Officer.  A gift log will be kept by the Advisers.

7)	All Employees will be required to submit an initial holdings report (see Appendix B) as well as an annual holdings report, but shall not be subject to the Pre-Clearance requirements below.

D.           Procedures

1. Pre-Clearance Requirements:

All Access Person are LIMITED to the purchase and sale of the securities in Marshfield Core Product in accounts held at a firm designated custodian.  An Access Person must obtain the prior written approval of the Pre-Clearance Committee before engaging in any transaction in Reportable Securities, including gifting securities, in his or her Personal Accounts, except for those transactions exempt under subsection 3, below.  A member of the Pre-Clearance Committee (who may have no personal interest in the subject transaction) may approve the transaction if the Pre-Clearance Committee concludes that the transaction would comply with the provisions of this Code and is not likely to have any adverse economic impact on a client. The Pre-Clearance Committee may consult with the CCO on any pre-clearance request.  A request for Pre-Clearance must be made by emailing the Pre-Clearance Committee in advance of the contemplated transaction.  Any request for Pre-Clearance made by a member of the Pre-Clearance Committee regarding his/her Personal Accounts will be made to a non-interested member of the Pre-Clearance Committee and/or the CCO.

Initial Public Offerings, Private Placements and Investment Opportunities of Limited Availability.  Are allowed under Rule 204A-1, but Access Persons must obtain Pre-Clearance of these transactions.

2.	Prohibited Transactions:

The following transactions are prohibited by Access Persons (please note that Key Employees are subject to separate trading restrictions outlined in subsection 7, below):

(a)
Trading after completion of client’s transaction:  No Access Person may execute a personal securities transaction until the following trading day after the “buy” or “sell” order that is the result of a new investment decision being made for a blocked client trade.  For purposes of this policy, trades in new accounts, trades in terminating accounts, or trades made to rebalance an existing account as a result of a new inflow of funds do not count as an order that is the result of a “new investment decision,” and as such are exempt from this prohibition except to the extent that any such trade might be expected to affect the market.  In addition, in certain limited circumstances, a personal trade may be aggregated with client trades at the initiative of the Trading Team in accordance with the Aggregation and Allocation Policy.

(b)
Short Sales.  No Access Person shall engage in any short sales of a security if, at the time of the transaction, any client account has a long position in such security.  Short sales against-the-box in securities held by a client are permitted except not until the next trading day after a client account trades in the same security.

3.	Exceptions to Pre-Clearance requirements:

The following securities transactions are exempt from the provisions of the Pre-Clearance requirements.

(a)
Transactions in securities which are not eligible for purchase or sale by any client of the Advisers, and the value of which is not based upon, related to or determined by reference to any security which is eligible for purchase or sale by any client of the Advisers;

(b)	Purchases or sales of securities with respect to which an Access Person has (or by reason of such transaction would have) no beneficial ownership;

(c)	Purchases or sales that are non-volitional on the part of the Access Person such as purchases that are made pursuant to a dividend reinvestment plan;

(d)
Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of the issuer’s securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

(e)	Transactions in, and holdings of, exempt securities; and

(f)
Transactions effected in, and the holdings of, any account over which the Access Person has no direct or indirect influence or control (i.e., blind trust, discretionary account or trust managed by a third party).

4.           Pre-Clearance Procedures:

The following steps should be taken for any transaction requiring Pre-Clearance:

(a)	Send a notification email to the “Preclearance” email group, listing the security you wish to purchase/sell.

(b)
You will receive a notification from the Pre-Clearance Committee stating whether or not your transaction has been approved, and the terms of any such approval. The Pre-Clearance Committee will endeavor to approve or deny transactions within 48 hours of any pre-clearance request, but factors (such as research, etc.) may prevent such timing in certain circumstances.  Any questions at this time may be addressed to Compliance.

(c)
If the transaction is for a Marshfield Account, notification will be sent from the Pre-Clearance Committee to the Trading Team that the transaction has been approved, and Trading may commence with the transaction, subject to any blackouts.

(d)
Please note that approval from the Pre-Clearance group may still be subject to the next trading day blackout from the Trading Team, depending on the status of client trades.  Any such blackout will be communicated to the Access Person requesting pre-clearance, to allow them to re-evaluate their investment decision.

5.           Evaluation of request for Pre-Clearance:

The Pre-Clearance Committee will evaluate a request for Pre-Clearance, with the assistance of the CCO and Trading where necessary, and consider whether the transaction would have an adverse economic impact on advisers’ clients, or violate any provisions of the Code.  It is expected that in making such determination, the Pre-Clearance Committee and CCO may consider the following information:

(a)	Previously submitted requests for Pre-Clearance of personal trades;

(b)	Information from the portfolio managers regarding Client Securities under consideration for purchase or sale by an Adviser’s clients;

(c)	Information regarding the average trading volume of the Client Security and the potential impact of the request; and

(d)           Other appropriate sources.

Trades may be approved or denied by the Pre-Clearance Committee in their complete discretion.

6.           Time for which a transaction is approved:

Authorized trades may be executed within 48 hours from which the approval for that transaction is given.  If the transaction is not completed within the 48 hours, the Access Person must again obtain Pre-Clearance for the transaction on each day that the Access Person would like to effect the transaction.

7.           Special Policy for Key Employees

▪	The Key Employees of Marshfield shall buy for themselves what they buy for their clients, subject to the same price constraints as apply to client accounts.
▪	Key Employee of Bushido and Yogi shall become shareholders or limited partners of the Product, subject to the constraints outlined in the prospectus or the offering documents.
▪	All Key Employee will hold a meaningful position in each Client Security, and/or Product.
▪
Direct investment in non-Marshfield Core Product publicly traded stocks is not permitted, except where investments are made in privately-held vehicles or in the Products that might themselves invest in such securities as part of their strategy.

Exceptions are made in extremely limited circumstances which are subject to approval by a majority of principals (e.g. inheritance, ownership of a private investment that might itself own publicly traded securities)

It is the policy of the Advisers that the Key Employees of each Adviser will invest in-concert with the Advisers’ clients and hold a meaningful position in securities bought or sold for Marshfield clients or products offered by the Advisers.  As such, at no time shall Key Employee hold publicly traded equity securities in their personal accounts that are NOT held by the clients of Marshfield.   All purchases and sales of equity securities in a Key Employee’s personal account shall take place the following trading day after transactions for Marshfield clients are completed, if the order is the result of a new investment decision being made for a blocked client trade.  Otherwise, Key Employee trades will be executed the same day after client transactions are completed or aggregated with client transactions as the situation warrants.

Exceptions.  Exceptions to this policy may be made under certain limited circumstances.  Any exceptions must be reviewed and approved by a majority of the other Shareholders of the Advisers who are subject to this policy.  After approving an exception, such approval should be communicated to the CCO.

Halt in Trading.  In certain limited circumstances, a Key Employee may halt trading in the Advisers’ products for a pre-determined period of time.  Requests for a halt in trading must be made, in writing, to the CCO of the Advisers.  A request must include a discussion of the circumstances warranting a halt, the date upon which such halt is requested to begin, and the time period for which such halt will apply.  Such requests will be reviewed and approved or disapproved by the CCO, in consultation with Chris Niemczewski, within 24 hours of the request.  Approval shall be based on a factual determination of need.  Examples of circumstances where such approval may be granted include, but are not limited to, serious illness or death of a Key Employee or member of their immediate family, purchase of a home or other large asset, payment of college or school tuition, or other such need for a Key Employee to defer a large amount of assets.  Once a halt has been approved, the CCO will communicate such circumstance, and the details of the exception, to the Pre-Clearance Committee.

8.           Confidentiality.

All information submitted to the Advisers’ Compliance Department pursuant to this Code of Ethics will be treated as confidential information.  It may, however, be made available to governmental and securities industry self-regulatory agencies with regulatory authority over the Advisers as well as to the Advisers’ auditors and legal advisors, if appropriate.

9.           Other Restrictions.

Service on boards.  Employees are prohibited from serving on any board of directors of any publicly traded company without prior written authorization from Christopher Niemczewski.  Authorization will be based upon a determination that the board service would not be inconsistent with the interest of any client.  Employees are prohibited from serving on the board of a company that is a portfolio holding of the affiliates.

Outside Business Activities.  Employees are prohibited from conducting an outside business activity without prior approval from the CCO and Christopher Niemczewski.

The restrictions listed above do not apply to services with any not-for-profit corporation or organization.

III.	OVERSIGHT OF CODE OF ETHICS

A.
Acknowledgment.  All Access Persons are required annually to sign and acknowledge their familiarity with the provisions of this Code of Ethics by signing the form of acknowledgment attached as Appendix C.  In addition, any situation which may involve a conflict of interest or other possible violation of this Code of Ethics must be promptly reported to the CCO who must report to Christopher Niemczewski.

B.
Review of Transactions.  Each Access Persons’ transactions in his/her Personal Account will be reviewed by the CCO (the CCO’s transactions will be reviewed by Kim Vinick) on a regular basis and compared to transactions entered into by the Advisers for clients.  Any transactions that are believed to be a violation of this Code of Ethics will be reported promptly to the CCO who must report to Christopher Niemczewski.  Any transactions in the CCO’s personal account that are in violation of this Code of Ethics will be reported promptly to Christopher Niemczewski.

C.
Sanctions.  Christopher Niemczewski, with advice of legal counsel, at his discretion, shall consider reports made to him and upon determining that a violation of this Code of Ethics has occurred, may impose such sanctions or remedial action as he deems appropriate or to the extent required by law.  These sanctions may include, among other things, disgorgement of profits, suspension or termination of employment with the Adviser(s), or criminal or civil penalties.

D.
Authority to Exempt Transactions.  The CCO has the authority to exempt any Access Person or any personal securities transaction of an Access Person from any or all of the provisions of this Code of Ethics if the CCO determines that such exemption would not be against the interests of any client.  The CCO shall prepare and file a written memorandum of any exemption granted, describing the circumstances and reasons for the exemption.

E.
Annual Report. On an annual basis, the Advisers’ Chief Compliance Officer shall prepare a written report describing any issues arising under the Code of Ethics, including information about any material violations of the Code of Ethics or its underlying procedures and any sanctions imposed due to such violations and submit the information to each registered fund client’s Chief Compliance Officer for review by the registered fund client’s Board of Trustees.

On an annual basis, the Advisers’ Chief Compliance Officer shall certify to the Board of Trustees of each registered fund client that the Advisers has adopted procedures reasonably necessary to prevent its access persons from violating the Code of Ethics.

IV.	RECORDKEEPING REQUIREMENTS

The Advisers shall maintain records, at its principal place of business, of the following: a copy of each Code in effect during the past five years; a record of any violation of the Code and any action taken as a result of the violation for at least five years after the end of the fiscal year in which the violation occurs; a record of all written acknowledgments of receipt of the Code, and all amendments thereto, for each person who currently is, or within the past five years was, an employee; a copy of each report made by Access Persons as required in this Code, including any information provided in place of the reports for at least five years after the end of the fiscal year in which the report is made or the information is provided; a record of all persons required to make reports currently and during the past five years; a record of all who are or were responsible for reviewing these reports during the past five years; for at least five years after the fiscal year in which the report is made, the report required under Section III (E) above; for at least five years after the end of the fiscal year in which approval is granted, a record of any decision and the reasons supporting that decision, to approve an Access Person’s purchase of securities in an Initial Public Offering or a Limited Offering; and a copy of reports provided to the management committee of the Adviser regarding the Code.

INSIDER TRADING POLICY: (updated 8/1/2007)

I.           Introduction

The Adviser seeks to foster a reputation for integrity and professionalism.  That reputation is a vital business asset.  The confidence and trust placed in us by investors in accounts managed by the Adviser is something we should value and endeavor to protect.  To further that goal, this policy implements procedures to deter the misuse of material, nonpublic information in securities transactions.

Trading securities while in possession of material, nonpublic information or improperly communicating that information to others may expose you to stringent penalties.  Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment.  The Securities and Exchange Commission can recover the profits gained or losses avoided through violative trading, impose a penalty of up to three times the illicit windfall and issue an order permanently barring you from the securities industry.  Finally, you may be sued by investors seeking to recover damages for insider trading violations.

Regardless of whether a government inquiry occurs, the Adviser views seriously any violation of this policy.  Such violations constitute grounds for disciplinary sanctions, including dismissal.

A.           Scope of the Policy

This policy is drafted broadly; it will be applied and interpreted in a similar manner.  This policy applies to securities trading and information handling by directors, officers and Employees of the Adviser, including family members, and extends to activities within and outside their duties at the Adviser.

The law of insider trading is unsettled; an individual legitimately may be uncertain about the application of the policy in a particular circumstance.  Often, a single question can forestall disciplinary action or complex legal problems.  You should direct any questions relating to the policy to the CCO.  You also must notify the CCO immediately if you have any reason to believe that a violation of the policy has occurred or is about to occur.

B.           Policy on Insider Trading

The Adviser forbids any principal, officer, director or Employee from trading, either personally or on behalf of others, including accounts managed by the Adviser, on material nonpublic information or communicating material nonpublic information to others in violation of the law.  This conduct is frequently referred to as “insider trading.”  Every officer, director and Employee must read and retain this policy statement.  Any questions regarding the Adviser’s policies and procedures should be referred to the CCO.

The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an “insider”) or to communications of material nonpublic information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

1.	Trading by an insider, while in possession of material nonpublic information, or

2.
Trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated, or

3.	Communicating material nonpublic information to others.

C.           Who is an Insider?

The concept of “insider” is broad.  It includes officers, directors and Employees of a company.  In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes.  A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the Employees of such organizations.  In addition, the Adviser may become a temporary insider of a company it advises or for which it performs other services.  According to the Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

D.           What is Material Information?

Trading on insider information is not a basis for liability unless the information is material.  Information is “material” when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or if it is reasonably certain to have a substantial effect on the price of a company’s securities.

Material information does not have to relate to a company’s business, but may also relate to the market for a company’s securities.  For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security.  In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

No simple “bright line” test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry.  For this reason, you should direct any questions about whether information is material to the CCO.

E.           Contacts with Public Companies.

For the Adviser, contacts with public companies represent a part of our research efforts.  The Adviser may make investment decisions on the basis of their conclusions formed through such contacts and analysis of publicly available information.  Difficult legal issues arise, however, when, in the course of these contacts, an Adviser Employee or other person subject to this policy statement becomes aware of material, nonpublic information. To protect yourself, your clients and the firm, you should contact the CCO immediately if you believe that you may have received material, nonpublic information.

F.           Tender Offers.

Tender offers represent a particular concern in the law of insider trading for two reasons.  First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities.  Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases).  Second, the SEC has adopted a rule which expressly forbids trading and "tipping" while in possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. The Adviser’s Employees and others subject to this policy statement should exercise particular caution any time they become aware of nonpublic information relating to a tender offer.

G.           What is Nonpublic Information?

Information is nonpublic until is has been effectively communicated to the market place.  One must be able to point to some fact to show that the information is generally public.  For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

H.           Bases for Liability

1.           Fiduciary Duty Theory

In 1980, the Supreme Court found that there is no general duty to disclose before trading on material nonpublic information, but that such a duty arises only where there is a fiduciary relationship.  That is, there must be a relationship between the parties to the transaction such that one party has a right to expect that the other party will disclose any material nonpublic information or refrain from trading.  Chiarella v. U.S., 445 U.S. 22 (1980).

In Dirks v. SEC, 463 U.S. 646 (1983), the Supreme Court stated alternate theories under which non-insiders can acquire the fiduciary duties of insiders:  they can enter into a confidential relationship with the company through which they gain information (e.g., attorneys, accountants), or they can acquire a fiduciary duty to the company’s shareholders as “tippees” if they are aware or should have been aware that they have been given confidential information by an insider who has violated his fiduciary duty to the company’s shareholders.

However, in the “tippee” situation, a breach of duty occurs only if the insider personally benefits, directly or indirectly, from the disclosure.  The benefit does not have to be pecuniary, but can be a gift, a reputational benefit that will translate into futures earnings, or even evidence of a relationship that suggests a quid pro quo.

2.           Misappropriation Theory

Another basis for insider trading liability is the “misappropriation” theory, where liability is established when trading occurs on material nonpublic information that was stolen or misappropriated from any other person.  In U.S. v. Carpenter, supra, the Court found, in 1987, a columnist defrauded The Wall Street Journal when he stole information from the Journal and used it for trading in the securities markets.  It should be noted that the misappropriation theory can be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory.

J.           Penalties for Insider Trading

Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers.  A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation.  Penalties include:

1.	Civil injunctions
2.	Treble damages
3.	Disgorgement of profits
4.	Jail sentences
5.	Fines for the person who committed the violation of up to three times the profit gains or loss avoided, whether or not the person actually benefited, and
6.	Fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gains or loss avoided.

In addition, any violation of this policy statement can be expected to result in serious sanctions by the Adviser, including dismissal of the persons involved.

II.           Procedures to Implement the Policy

The following procedures have been established to aid the principals, officers, directors and Employees of the Adviser in avoiding insider trading, and to aid the Adviser in preventing, detecting and imposing sanctions against insider trading.  Every principal, officer, director and Employee of the Adviser must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties.  If you have any questions about these procedures you should consult the CCO.

A.           Identifying Insider Information

Before trading for yourself or others, including accounts managed by the Adviser, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

1.
Is the information material?  Is this information that an investor would consider important in making his or her investment decisions?  Is this information that would substantially affect the market price of the securities if generally disclosed?

2.
Is the information nonpublic?  To whom has this information been provided?  Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal or other publications of general circulation?

If, after consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps:

1.	Report the matter immediately to the CCO.

2.	Do not purchase or sell the securities on behalf of yourself or others, including accounts managed by the Adviser.

3.	Do not communicate the information inside or outside the Adviser, other than to the CCO or an appropriate officer.

4.	After the CCO has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

B.           Personal Securities Trading.

All personal securities trading by Advisory Representatives is subject to the Adviser’s Code of Ethics.

C.           High-Risk Trading Activities.

Certain high-risk trading activities, if used in the management of the Adviser, officers’, directors’ or Employees’ personal trading portfolio, are risky not only because of the nature of the securities transactions themselves, but also because of the potential that action necessary to close out the transaction may become prohibited during the pendency of the transactions.  Examples of such activities include short sales of common stock and trading in derivative instruments such as option contracts to purchase (“call”) or sell (“put”) securities at certain predetermined prices. The Adviser’s principals, officers, directors and Employees should understand that short sales and trading in derivative instruments involve special risks.  Derivative instruments, for example, ordinarily have greater price volatility than the underlying security.  The fulfillment of the obligations owned by each principal, officer, director and Employee of the Adviser may heighten those risks.  For example, if an Adviser becomes aware of material, nonpublic information about the issuer of the underlying securities, the Adviser’s personnel may find themselves “frozen” in a position in a derivative security.  Adviser will not bear any losses resulting in Personal Accounts through the implementation of this policy statement.

D.           Restricting Access to Material Nonpublic Information

Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within the Adviser, except as provided in paragraph A above.  In addition, care should be taken so that such information is secure.  For example, files containing material nonpublic information should be sealed; access to computer files containing material nonpublic information should be restricted, and conversations containing such information, if appropriate at all, should be conducted in private (for example not by cellular telephone), to avoid potential interception.

E.           Resolving Issues Concerning Insider Trading

If, after consideration of the items set forth in paragraph A, doubt remains as to whether information is material or nonpublic, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the CCO before trading or communicating the information to anyone.

III.           Supervisory Procedures

The role of the CCO is critical to the implementation and maintenance of the Adviser’s policies and procedures against insider trading.  Supervisory Procedures can be divided into two classifications--prevention of insider trading and detection of insider trading.

A.           Prevention of Insider Trading

To prevent insider trading, the CCO should:

1.	Distribute and review the Adviser’s policies and procedures with new Employees and periodically review them with existing directors, officers and Employees;

2.	Answer questions regarding the Adviser’s policies and procedures;

3.	Resolve issues of whether information received by an principal, officer, director or Employee of an Adviser is material and nonpublic;

4.	Review on a regular basis, and update as necessary the Adviser’s policies and procedures to determine that they are effectively preventing insider trading;

5.	When it has been determined that a principal, officer, director or Employee of the Adviser has material nonpublic information;

a.	Implement measures to prevent dissemination of such information, and
b.	If necessary, restrict principals, officers, directors and Employees from trading the securities;

6.	Promptly review and either approve or disapprove, in writing, each request of a principal officer, director or Employee for clearance to trade in specified securities.

B.           Detection of Insider Trading

To detect insider trading, the CCO should:

1.
Monitor trading activities of the Adviser’s account, if any, on a monthly basis in addition to review of trade confirmations and monthly customer statements provided by any NASD Member broker-dealer with whom the firm may establish an account. Transactions taking place in an Adviser’s accounts may only be affected authorized personnel.

2.
Monitor trading activities of the Adviser’s Employees through review of duplicates of confirmations and customer statements provided by any NASD Member broker-dealer with whom the Employee has an account.

3.	Coordinate the review of such reports with other appropriate officers, directors or Employees of the Adviser;

4.	Promptly investigate all reports of any possible violations of the Adviser’s Insider Trading Policy; and

5.	Coordinate the review of such reports with other appropriate principals, officers, directors or Employees of the Adviser.

C.           Special Reports

Promptly, upon learning of a potential violation of an Adviser’s Policies and Procedures to Detect and Prevent Insider Trading, the CCO should prepare a written report providing full details and recommendations for further action which may include any or all of the following:

1.	The name of particular securities involved, if any.

2.	The date(s) the CCO learned of the potential violation and began investigating.

3.	The accounts and individuals involved.

4.	Actions taken as a result of the investigation, if any.

5.	Recommendations for further action.

D.           General Reports to Management

On an annual basis, the Adviser may find it useful for the CCO to prepare a written report to the Principals setting forth some or all of the following:

1.	A summary of existing procedures to detect and prevent insider trading;

2.	A summary of changes in procedures made in the last year;

3.
Full details of any investigation since the last report (either internal or by a regulatory agency) of any suspected insider trading, the results of the investigation and a description of any changes in procedures prompted by any such investigation; and

4.	An evaluation of the current procedures and a description of anticipated changes in procedures.

Marshfield Associates
Bushido Capital Partners
Yogi LLC

Code of Ethics

APPENDIX A

ACKNOWLEDGEMENT

In accordance with Rule 204A-1 of the Investment Adviser Act of 1940, as amended, I hereby acknowledge receipt of the Adviser’ Code of Ethics and I certify that I have read and understand it and I agree to abide by it.  I hereby represent that all my personal securities transactions will be effected in compliance with the Code.

I also confirm that I have instructed all brokerage firms where I maintain any Personal Account to supply duplicate copies of my trade confirmations, monthly account transaction summary or monthly account statement, as well an annual brokerage account statement to the Chief Compliance Officer of the Adviser (when applicable).

I hereby certify that I have never been found civilly liable for nor criminally guilty of insider trading and that no legal proceedings alleging that I have violated the law on insider trading are now pending or, to my knowledge, threatened by any person or authority.

Year:_________________                                                               _____________________________
(Signature)

_____________________________
(Print Name)

Marshfield Associates
Bushido Capital Partners
Yogi LLC

APPENDIX B

INITIAL HOLDINGS REPORT

Name of Reporting Person:
Date Person Became Subject to the Code’s Reporting Requirements:
Information in Report Dated As Of:	[Note: Date information is reported as of must be no more than 45 days before date person became subject to the Code’s reporting requirements.]

Date Report Due:

Date Report Submitted:

Account Number(s):

Securities Holdings If you have no securities holdings to report, please check here.  ☐

If all securities holdings are set forth in the brokerage statement(s) attached to this report, please check here.  ☐

If any holdings are not set forth on such brokerage statement(s) (or if the information in those statements is no longer correct or is incomplete), please complete the table below to the extent of such missing or incorrect information.

Name of Issuer and Title and Type of Security	Ticker Symbol/ CUSIP	No. of Shares (if applicable)	Principal Amount, Maturity Date and Interest Rate (if applicable)

Securities Accounts  If you have no securities accounts to report, please check here.

Name of Broker, Dealer or Bank	Name(s) on and Type of Account

I certify that I have included in this report (or in the brokerage statement(s) attached to this report) all securities holdings and accounts required to be reported pursuant to the Code of Ethics.  I further certify that to the best of my knowledge no securities holdings reported herein violate any provision of the Code of Ethics or any other applicable federal securities law or regulation.

____________________________
Signature	Date

Marshfield Associates
Bushido Capital Partners
Yogi LLC

QUARTERLY HOLDINGS REPORT

Name of Reporting Person:

Securities Holdings:  Have you conducted any securities transaction in accounts outside the management of Marshfield, Bushido or Yogi (individually the “Advisor,” together the “Advisors”) during the quarter ending ____/____/20_____,  Yes   No

If No, please sign and date the document, submit to the CCO; OR

If Yes, attach statements from the accounts outside the management of the Advisors in which securities transactions occurred during the quarter or complete the table below. Provide attachments if needed.

Is the CCO of the Advisors set up to receive confirms and statements for all your accounts outside the management of the Advisors  Yes   No

Name of Broker, Dealer or Bank and Account Number	Name(s) on and Type of Account	Name of Issuer and Title and Type of Security	Purchase, Sale or any other type of acquisition or disposition	No. of Shares (if applicable)	Principal Amount, Maturity Date and Interest Rate (if applicable)

I certify that I have included in this report (or in the brokerage statement(s) attached to this report) all securities holdings and accounts required to be reported pursuant to the Code of Ethics.  I further certify that to the best of my knowledge no securities holdings reported herein violate any provision of the Code of Ethics or any other applicable federal securities law or regulation.

____________________________
Signature	Date

Marshfield Associates
BUSHIDO CAPITAL PARTNERS
YOGI ADVISORS LLC
ANNUAL HOLDINGS REPORT

Appendix C

Name of Reporting Person:
Account Number(s):
Information in Report Dated As Of:	December 31, 20	[Note: Information contained in this report must be current as of December 31 of the prior year.]

Securities Holdings   If you have no securities holdings to report, please check here.  ☐

If all securities holdings are set forth in the brokerage statement(s) and/or appraisal report(s) attached to this report, please check here.  ☐

If any holdings are not set forth on such brokerage statement(s) and/or appraisal report(s) (or if the information in those statements is no longer correct or is incomplete), please complete the table below to the extent of such missing or incorrect information.

Name of Issuer and Title and Type of Security	Ticker Symbol/ CUSIP	No. of Shares (if applicable)	Principal Amount, Maturity Date and Interest Rate (if applicable)

Securities Accounts  If you have no securities accounts to report, please check here.  ☐

Name of Broker, Dealer or Bank	Date Account was Established	Name(s) on and Type of Account

I certify that I have included in this report (or in the brokerage statement(s) or appraisal report(s) attached to this report) all securities holdings and accounts required to be reported pursuant to the Code of Ethics.  I further certify that to the best of my knowledge no securities holdings reported herein violate any provision of the Code of Ethics or any other applicable federal securities law or regulation.

____________________________
Signature	Date

Marshfield Associates
Bushido Capital Partners
Yogi LLC

Key Employees
As of August 2012

Appendix D

Marshfield Associates	Bushido Capital Partners	Yogi LLC
Christopher Niemczewski	Christopher Niemczewski	Christopher Niemczewski
Bill Stott	Bill Stott	Bill Stott
Elise Hoffmann	Elise Hoffmann	Elise Hoffmann
John Beatson	John Beatson	John Beatson
Carolyn Miller	Carolyn Miller	Carolyn Miller
Melissa Vinick	Melissa Vinick	Melissa Vinick
Chad Goldberg	Chad Goldberg
Kim Vinick	Kim Vinick
Margot Sidman